UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2007

Intraware, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-25249	68-0389976
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

25 Orinda Way
Orinda, California    94563
(Address of principal executive offices including zip code)

(925) 253-4500
(Registrant's telephone number, including area code)

      N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 4, 2007, Intraware, Inc. ("Intraware" or the "Company") has promoted Justin Benson, 37, to the position of Senior Vice President, Business Development. Mr. Benson has served as the Company's Vice President of Sales since March of 2005. Prior to serving as Vice President of Sales, Mr. Benson held various other positions at Intraware including Regional Vice President from March 2004 through May 2005, Regional Sales Director from March 2003 through February 2004, and Area Director for the Eastern Region from April 2002 through February 2003. Mr. Benson joined Intraware in 1997.

Except as described below, Mr. Benson's existing compensation package will be unaffected by his promotion. He will continue to earn a base annual salary of $150,000, with a variable compensation target bonus of $150,000 upon the full achievement of certain quota requirements under his applicable sales commission plan. The Company will enter into a change of control severance agreement with Mr. Benson. The change of control severance agreement provides that if there is a change of control of the Company during Mr. Benson's employment, and his employment is terminated without cause within the later of twelve months following such change of control or the announcement of such change of control, the Company will provide him with a cash payment equal to fifty percent of his annual base salary plus fifty percent of his annualized commissions, based on the commissions he has earned during the six months immediately preceding the termination date. The recommended change of control severance agreement also would provide Mr. Benson with benefits payments for up to six months following his termination date and acceleration of all of his unvested stock awards, in the event of a change in control and termination of employment as described above.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2007	Intraware, Inc.

/s/ Paul D. Warenski Paul D. Warenski Senior Vice President, General Counsel and Secretary